Exhibit 99.1

LaBarge, Inc. Raises Earnings Guidance

Management Cites Strong End-Market Demand

ST. LOUIS--(BUSINESS WIRE)--LaBarge, Inc. (AMEX: LB) today raised its earnings guidance, announcing that it expects financial results for the fiscal 2008 third quarter will significantly exceed those of the current year’s second quarter and last year’s third quarter.

For the quarter ending March 30, 2008, the Company expects to report net sales of $70 million to $72 million and diluted earnings per share of $0.23 to $0.24. These anticipated results would significantly exceed the current year’s second-quarter net sales of $67.1 million and diluted earnings per share of $0.21, and last year’s third-quarter results of $59.6 million in net sales and diluted earnings per share of $0.18. The Company also stated that it expects fiscal 2008 fourth-quarter sales and earnings to be at least as strong as the third-quarter results.

For the first half of fiscal 2008, the Company reported net sales of $126.2 million and diluted earnings per share of $0.37. LaBarge expects to announce fiscal 2008 third-quarter results on May 1, 2008.

“We are very confident in the positive near-term and long-term business outlook for LaBarge, which is reinforced by the sustained strength of the major markets we serve,” said Craig LaBarge, chief executive officer and president.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K and other reports it files from time to time.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com